Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
August 12, 2010 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

NORDSTROM REPORTS SECOND QUARTER 2010 EARNINGS

SEATTLE, Wash. (August 12, 2010) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $146 million, or $0.66 per diluted share, for the second quarter ended July 31, 2010. This represented an increase of 38.6 percent compared with net earnings of $105 million, or $0.48 per diluted share, for the same quarter last year.

Second quarter same-store sales increased 8.4 percent compared with the same period in fiscal 2009. Net sales in the second quarter were $2.42 billion, an increase of 12.7 percent compared with net sales of $2.14 billion during the same period in fiscal 2009.

SECOND QUARTER SUMMARY

Nordstrom’s second quarter performance reflects a continuation of the positive sales trends from the first quarter, resulting in a net earnings increase of $41 million compared with the same period in fiscal 2009. The company’s performance was highlighted by well-executed sales events during the quarter: the Half-Yearly Sale for Women and Kids, the Half-Yearly Sale for Men, and the Anniversary Sale.

•

Multi-channel same-store sales increased 9.9 percent compared with the same period in fiscal 2009. Full-line same-store sales in the second quarter increased 8.2 percent and Direct sales increased 34.1 percent compared with the same period in 2009. Same-store sales during the Anniversary Sale event increased 9.0 percent, benefiting from a shared inventory platform between full-line stores and the Direct business that allowed better fulfillment of customer demand. Top-performing multi-channel merchandise categories included Jewelry, Dresses and Women’s Shoes. The Midwest and South regions were the top-performing geographic areas for full-line stores relative to the second quarter of 2009. During the second quarter, the company relocated one Nordstrom full-line store in Cerritos, California (Los Cerritos Center).

•	Nordstrom Rack same-store sales declined 0.9 percent compared with the same period in fiscal 2009. During the second quarter the company opened one Nordstrom Rack store in Manhattan (Union Square).

•

Gross profit, as a percentage of net sales, increased 133 basis points compared with last year’s second quarter. The improvement was mainly driven by merchandise margin as a percentage of net sales, but also from slightly reduced buying and occupancy costs as a percentage of net sales. The company ended the quarter with sales per square foot up 8.3 percent and inventory per square foot up 8.7 percent compared with the second quarter of 2009.

•

Retail selling, general and administrative expenses, as a percentage of net sales, increased approximately 60 basis points compared with last year’s second quarter. This reflects planned increases in organizational, marketing and technology expenses as the company invests in expanding its capabilities. This was coupled with increased fulfillment costs as the company used its multi-channel inventory platform to better serve customers.

•

Credit selling, general and administrative expenses declined $12 million compared with last year’s second quarter. This decrease reflects a $15 million reduction in our reserve for bad debt based on improvement in credit trends. Delinquencies as a percentage of accounts receivable at the end of the second quarter were 3.5 percent, down from 4.2 percent at the end of the first quarter of 2010 and 3.6 percent at the end of the second quarter of 2009.

•

Earnings before interest and taxes increased to $272 million, or 10.8 percent of total revenues, from $206 million, or 9.3 percent of total revenues, in last year’s second quarter. This represents an approximately 30 basis-point improvement compared with the first quarter of 2010.

EXPANSION UPDATE

During the second quarter of 2010, Nordstrom opened a Nordstrom Rack store at One Union Square South in Manhattan, New York and relocated a full-line store in Los Cerritos Center in Cerritos, California, which replaced a store built in 1981.

During the third quarter of 2010, Nordstrom plans to open the following stores:

Location	Store Name	Square Footage	Date
Full-Line Stores
Santa Monica, California	Santa Monica Place	122,000	August 27

Nordstrom Rack Stores
Arlington, Virginia	Pentagon Centre	34,000	August 26
Fairfax, Virginia	Fair Lakes Promenade	38,000	August 26
Durham, North Carolina	Renaissance Center	33,000	September 2
St. Louis, Missouri	Brentwood Square	34,000	September 16
Boca Raton, Florida	University Commons	36,000	September 23
Chicago, Illinois	Chicago Avenue	36,000	September 30
Tampa, Florida	Walter’s Crossing Neighborhood	45,000	October 7
Lakewood, California	Lakewood Center	33,000	October 14
Burbank, California	Burbank Empire Center	35,000	October 21

During the third quarter of 2010, on October 28th, Nordstrom also plans to relocate a Nordstrom Rack store to Spokane Valley Plaza in Spokane Valley, Washington.

FISCAL YEAR 2010 OUTLOOK

Based on second quarter performance, Nordstrom is maintaining its outlook for fiscal 2010 during which Nordstrom expects earnings per diluted share in the range of $2.50 to $2.65, while revising the outlook for credit card revenues, selling, general and administrative expenses and the effective tax rate.

The company’s expectations for fiscal 2010 are as follows:

Same-store Sales	4.0 percent to 6.0 percent increase
Credit Card Revenues	$25 to $35 million increase
Gross Profit (%)	100 to 130 basis point increase
Retail Selling, General and Admin. Expense ($)	$215 to $260 million increase
Credit Selling, General and Admin. Expense ($)	$40 to $50 million decrease
Total Selling, General and Admin. Expense (%)	40 to 60 basis point decrease
Interest Expense, net	$5 to $15 million decrease
Effective Tax Rate	38.7 percent
Earnings per Diluted Share	$2.50 to $2.65
Diluted Shares Outstanding	223.7 million

CONFERENCE CALL INFORMATION

The company’s senior management will host a conference call to discuss second quarter results at 4:45 p.m. Eastern Daylight Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1764 (passcode: 6673) until the close of business on August 19, 2010. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the webcasts section through November 10, 2010.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 193 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 114 full-line stores, 76 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 29, 2011, anticipated annual same-store sales rate, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, our ability to respond to the business environment and fashion trends, our ability to safeguard our brand and reputation, effective inventory management, efficient and proper allocation of our capital resources, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in our supply chain, our ability to maintain our relationships with vendors and developers who may be experiencing economic difficulties, the geographic locations of our stores, our ability to maintain relationships with our employees and to effectively train and develop our future leaders, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us, successful execution of our information technology strategy, successful execution of our multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing and promotional campaigns, and our ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, and our Form 10-Q for the fiscal quarter ended May 1, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended		Six Months Ended
	7/31/10	8/1/09	7/31/10	8/1/09
Net sales	$2,417	$2,145	$4,407	$3,851
Credit card revenues	98	87	195	173

Total revenues	2,515	2,232	4,602	4,024
Cost of sales and related buying and occupancy costs	(1,565)	(1,418)	(2,808)	(2,525)
Selling, general and administrative expenses:
Retail	(613)	(531)	(1,146)	(978)
Credit	(65)	(77)	(157)	(169)

Earnings before interest and income taxes	272	206	491	352
Interest expense, net	(32)	(36)	(63)	(67)

Earnings before income taxes	240	170	428	285
Income tax expense	(94)	(65)	(166)	(99)

Net earnings	$146	$105	$262	$186

Earnings per share
Basic	$0.67	$0.49	$1.20	$0.86
Diluted	$0.66	$0.48	$1.18	$0.86

Weighted average shares outstanding
Basic	219.2	216.5	218.8	216.2
Diluted	222.8	218.8	222.6	217.9

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	7/31/10	1/30/10	8/1/09
Assets
Current assets:
Cash and cash equivalents	$1,137	$795	$519
Accounts receivable, net	2,153	2,035	2,102
Merchandise inventories	1,055	898	929
Current deferred tax assets, net	245	238	234
Prepaid expenses and other	75	88	67

Total current assets	4,665	4,054	3,851
Land, buildings and equipment (net of accumulated depreciation of $3,465, $3,316 and $3,242)	2,279	2,242	2,241
Goodwill	53	53	53
Other assets	299	230	195

Total assets	$7,296	$6,579	$6,340

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,050	$726	$884
Accrued salaries, wages and related benefits	273	336	232
Other current liabilities	617	596	541
Current portion of long-term debt	6	356	375

Total current liabilities	1,946	2,014	2,032
Long-term debt, net	2,794	2,257	2,260
Deferred property incentives, net	486	469	465
Other liabilities	260	267	226
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 219.1, 217.7, and 216.4 shares issued and outstanding	1,120	1,066	1,026
Retained earnings	709	525	340
Accumulated other comprehensive loss	(19)	(19)	(9)

Total shareholders’ equity	1,810	1,572	1,357

Total liabilities and shareholders’ equity	$7,296	$6,579	$6,340

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Six Months Ended 7/31/10	Six Months Ended 8/1/09
Operating Activities
Net earnings	$262	$186
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	162	155
Amortization of deferred property incentives and other, net	(27)	(21)
Deferred income taxes, net	(34)	(32)
Stock-based compensation expense	20	17
Tax benefit from stock-based compensation	9	1
Excess tax benefit from stock-based compensation	(9)	(2)
Provision for bad debt expense	97	119
Change in operating assets and liabilities:
Accounts receivable	(128)	(143)
Merchandise inventories	(148)	(38)
Prepaid expenses and other assets	14	(13)
Accounts payable	276	324
Accrued salaries, wages and related benefits	(63)	18
Other current liabilities	15	39
Deferred property incentives	50	62
Other liabilities	(7)	25

Net cash provided by operating activities	489	697

Investing Activities
Capital expenditures	(192)	(196)
Change in credit card receivables originated at third parties	(88)	(133)

Net cash used in investing activities	(280)	(329)

Financing Activities
Repayments of commercial paper borrowings, net	—	(275)
Proceeds from long-term borrowings, net of discounts	498	399
Principal payments on long-term borrowings	(353)	(3)
Increase in cash book overdrafts	31	15
Cash dividends paid	(78)	(69)
Proceeds from exercise of stock options	20	6
Proceeds from employee stock purchase plan	7	7
Excess tax benefit from stock-based compensation	9	2
Other, net	(1)	(3)

Net cash provided by financing activities	133	79

Net increase in cash and cash equivalents	342	447
Cash and cash equivalents at beginning of period	795	72

Cash and cash equivalents at end of period	$1,137	$519

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our multi-channel operations, which are composed of our full-line and online stores, and our Rack and Jeffrey stores; and also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and six months ended July 31, 2010 compared with the quarter and six months ended August 1, 2009:

	Quarter Ended 7/31/10		Quarter Ended 8/1/09
		% of sales[1]		% of sales[1]
Net sales	$2,417	100.0%	$2,145	100.0%
Cost of sales and related buying & occupancy costs	(1,547)	(64.0%)	(1,405)	(65.5%)

Gross profit	870	36.0%	740	34.5%
Selling, general and administrative expenses	(613)	(25.3%)	(531)	(24.7%)

Earnings before interest and income taxes	257	10.7%	209	9.8%
Interest expense, net	(27)	(1.1%)	(26)	(1.2%)

Earnings before income taxes	$230	9.5%	$183	8.6%

	Six Months Ended 7/31/10		Six Months Ended 8/1/09
		% of sales[1]		% of sales[1]
Net sales	$4,407	100.0%	$3,851	100.0%
Cost of sales and related buying & occupancy costs	(2,774)	(63.0%)	(2,500)	(64.9%)

Gross profit	1,633	37.0%	1,351	35.1%
Selling, general and administrative expenses	(1,146)	(26.0%)	(978)	(25.4%)

Earnings before interest and income taxes	487	11.1%	373	9.7%
Interest expense, net	(51)	(1.2%)	(47)	(1.2%)

Earnings before income taxes	$436	9.9%	$326	8.5%

[1]	Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and six months ended July 31, 2010 compared with the quarter and six months ended August 1, 2009:

	Quarter Ended 7/31/10	Quarter Ended 8/1/09	Six Months Ended 7/31/10	Six Months Ended 8/1/09
Credit card revenues	$98	$87	$195	$173
Interest expense	(5)	(10)	(12)	(20)

Net credit card income	$93	$77	$183	$153
Cost of sales – loyalty program	(18)	(13)	(34)	(25)
Selling, general and administrative expenses:
Operational and marketing expense	(31)	(25)	(60)	(50)
Bad debt expense	(34)	(52)	(97)	(119)

Earnings (loss) before income taxes	$10	$(13)	$(8)	$(41)

The following table illustrates the activity in our allowance for doubtful accounts for the six months ended July 31, 2010 and August 1, 2009:

	Six Months Ended 7/31/10	Six Months Ended 8/1/09
Allowance at beginning of period	$190	$138
Bad debt provision	97	119
Net write-offs	(112)	(93)

Allowance at end of period	$175	$164

	7/31/10	8/1/09
Allowance as a percentage of ending trade accounts receivable	7.8%	7.5%
Delinquent balances thirty days or more as a percentage of accounts receivable	3.5%	3.6%
Bad debt provision as a percentage of average accounts receivable[1]	6.2%	9.9%
Net write-offs as a percentage of average accounts receivable[2]	9.0%	9.4%

[1]	Based upon annualized second quarter bad debt provision.
[2]	Based upon annualized second quarter net write-offs.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of July 31, 2010:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of July 31, 2010, our Adjusted Debt to EBITDAR was 2.4 compared with 3.0 as of August 1, 2009.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest GAAP measure is debt to net earnings, which was 5.4 and 8.1 for the second quarter of 2010 and 2009. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2010[1]	2009[1]
Debt	$2,800	$2,635
Add: rent expense x 8[2]	428	304
Less: fair value of interest rate swaps included in long-term debt	(41)	—

Adjusted Debt	$3,187	$2,939

Net earnings	517	325
Add: income tax expense	321	177
Add: interest expense, net	134	133

Earnings before interest and income taxes	972	635

Add: depreciation and amortization of buildings and equipment, net	319	311
Add: rent expense	54	38

EBITDAR	$1,345	$984

Debt to Net Earnings	5.4	8.1
Adjusted Debt to EBITDAR	2.4	3.0

[1]	The components of adjusted debt are as of July 31, 2010 and August 1, 2009, while the components of EBITDAR are for the 12 months ended July 31, 2010 and August 1, 2009.
[2]

The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the six months ended July 31, 2010 and August 1, 2009:

Free cash flow is one of our key liquidity measures, and, in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our cash levels are more appropriately analyzed using this measure. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:

•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure is net cash provided by operating activities, which was $489 and $697 for the six months ended July 31, 2010 and August 1, 2009. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Six Months Ended 7/31/10	Six Months Ended 8/1/09
Net cash provided by operating activities	$489	$697
Less: Capital expenditures	(192)	(196)
Change in credit card receivables originated at third parties	(88)	(133)
Cash dividends paid	(78)	(69)
Add: Increase in cash book overdrafts	31	15

Free cash flow	$162	$314

Net cash used in investing activities	(280)	(329)
Net cash provided by financing activities	133	79